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                                                                    Exhibit 23.1



The Board of Directors
AgriBioTech, Inc.:


We consent to incorporation by reference in the registration statements #333-33367 and #333-13953 on Form S-3, and #333-07123 on Form S-8 of AgriBioTech, Inc. of our report dated September 26, 1997, relating to the consolidated balance sheets of AgriBioTech, Inc. and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended June 30, 1997 and 1996 and the nine-month period ended June 30, 1995, which report appears in the June 30, 1997 annual report on Form 10-KSB.

                                  KPMG Peat Marwick LLP


Albuquerque, New Mexico
September 26, 1997